Domain Name Assignment Agreement

This Domain Name Assignment Agreement is made this 1st day of January, 1999 ("the Agreement"), by and between First Mortgage Network, Inc., a Florida Corporation, located at 8751 Broward Boulevard, Plantation, Florida 33324, hereinafter ("PURCHASER"), and Credit.Com. LLC. a California limited liability company, located at 87 Stillman Street, San Francisco, California 94107, hereinafter ("SELLER").

                                    RECITALS

SELLER hereby agrees to sell, transfer and assign, and PURCHASER hereby agrees to purchase the domain name www.mortgage.com (the "Domain Name") subject to the terms and conditions of this Agreement.

                                    AGREEMENT

The parties agree as follows:

1. Domain, Name Assignment Agreement.

     1.a Assignment of Domain Name. For good and valuable consideration, payable at Closing as more particularly described herein SELLER hereby agrees to transfer and assign to PURCHASER at the Closing all of SELLER'S right, title and interest in and to the Domain Name "www.mortgage.com" and the registration thereof, together with the goodwill of the business connected with and symbolized by such Domain Name, including the trademark and the service mark "mortgage.com" and any intellectual property rights relating thereto, to the extent any such trademark, service mark, or intellectual property rights exist. The transfer and the assignment shall take effect at the Closing as set forth herein upon PURCHASER'S making the payments provided for in Sections 4a and 4b.

     1.b Cooperation in Transferring Domain Name. SELLER agrees to cooperate with PURCHASER and to follow PURCHASER'S reasonable instructions in order to effectuate the transfer of the Domain Name registration in a timely manner. Specifically, at the Closing SELLER agrees to prepare and transmit the necessary InterNic Registrant Name Change Agreement
          (RNCA) and or to correspond with InterNic to authorize transfer of the Domain Name, effective as of the Closing Date as hereinafter defined.

     1.c Warranty. SELLER warrants and represents that it has unencumbered rights in the Domain Name, that SELLER property registered the Domain Name with InterNic without committing fraud or misrepresentation, that SELLER has the authority to transfer the Domain Name, and, that to the best of SELLER'S knowledge, the Domain Name does not infringe the rights of any third party.

     1.d Other Foreign Language Versions. The parties hereto agree that if either party acquires rights to other URL's which are foreign language versions of mortgage.com, that the acquiring party shall be required to link such URLs directly to mortgage.com for as long as this Agreement is in effect.

2. Obligations of SELLER.

     SELLER agrees to provide PURCHASER the following during the term of this
Agreement:

     2.a SELLER shall provide PURCHASER with a text URL link at a Premium Location (as defined below), on SELLER'S home page, www.credit.com, for and to the web site www.mortgage.com. (Premium location is defined herein as "above the screen cutoff line - i.e., the viewable page area without scrolling on a typical computer screen").


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          Directly underneath such link, SELLER shall provide a web site description of mortgage.com the content of which shall be provided by SELLER.

     2.b SELLER shall provide PURCHASER with promotional space (445x56 pixels in size) which will include a banner advertisement for www.mortgage.com within the Mortgage Directory of the 4credit.com web site located within the Credit.ComNetwork, (the "Network") and hyper text markup language (HTML) which will allow visitors to hyperlink to PURCHASER'S homepage www.mortgage.com.

     2.c SELLER shall conduct via its Network member sign in interface, for a period of two years, two customer surveys for each such year. Each survey shall consist of no more, than 10 questions. The content of each survey shall be subject to the SELLER'S reasonable approval.

     2.d SELLER shall promote via an email campaign, PURCHASER'S upsell offers to SELLER'S member database twice per year for a term of two years. The content of each such email campaign and the PURCHASER'S upsell offers shall be subject to the SELLER'S reasonable approval.

     2.e As may be mutually agreed between the parties, SELLER may (i) offer and PURCHASER may accept any vacant or remnant banner advertisement space or special links throughout the Network free of charge to PURCHASER, (ii) provide imbedded links to www.mortgage.com in contexts wherever the subject matter references mortgage companies and mortgage lending on the Network. This linking strategy shall be performed on a goodwill basis and shall be discussed as an ongoing strategic component between both parties.

3. Obligations of PURCHASER.

PURCHASER shall provide SELLER the following during the term of this Agreement:

     3.a PURCHASER shall provide SELLER with non-hyperlink promotional space (110x110 pixels in size), located in a Premium Location as described and defined in Paragraph 2a above on the mortgage.com homepage designating mortgage.com as a member of the Credit.Com Network.


     3.b PURCHASER shall host and provide support for the SELLER'S Network members Common Gateway Interfaces "CGI's" and "cookies".

     3.c PURCHASER shall provide SELLER with promotional space (480x60 pixels in size) which shall include a banner advertisement and the hyper text markup language (HTML) provided by SELLER which shall include the HTML code
          A HREF="http://www.credit.com/cgi-bin/redir/site=FMN
          /?http://www.credit.com/"> IMG SRC="http://www.credit.com/ads/images
          /frm_banner.gif"> /A
          and which will allow visitors to hyperlink to SELLER'S home page, www.credit.com, in a Premium Location as described and defined in Paragraph 2a above, on the final page displayed to visitors who have completed the mortgage loan application process on www.mortgage.com.

     3.d PURCHASER agrees to replace, and PURCHASER agrees to cause its affiliates (as defined in Rule 144 promulgated under the Securities Act of 1933, as amended) ("Affiliates"), to replace PURCHASER'S www.loanshop.com web site with www.mortgage.com at all web sites currently using the loanshop brand, or to point those URLs directly (no redirects) at mortgage.com. This provision shall include all multi lender sites owned, operated and/or branded by PURCHASER or any of its Affiliate entities.


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     3.e  PURCHASER shall be responsible for the cost and execution of all marketing and sales activities to promote. the mortgage.com brand. PURCHASER shall have complete responsibility for, and control over, the development of the mortgage.com site. PURCHASER shall work with a person designated by SELLER (initially, Todd Meagher) on the implementation of cookies and CGI's.

     3.f PURCHASER on behalf of itself and its Affiliates agrees that it shall make www.mortgage.com its exclusive online owned, operated and/or branded web site covering all areas of direct to consumer mortgage lending, thereby replacing www.loanshop.com which is currently PURCHASER'S web site for that purpose, and customlending.com which was to be PURCHASER'S subprime internet mortgage lending web site.

     3.g PURCHASER shall have the sole right to use an alternative domain name other than mortgage.com or add other PURCHASER owned and branded web sites to mortgage.com, subject to the provisions of this Agreement, including without limitation, the provisions of paragraphs 4.c. and 4.d. herein.

     3.h It is acknowledged and agreed by the parties hereto that (i) SELLER shall not be entitled to any payments under this Agreement as a result of fees earned by PURCHASER from loan services performed by PURCHASER so long as such loans are originated by third parties that are not PURCHASER, Affiliates of PURCHASER or their respective Affiliates; and
          (ii) SELLER is not entitled to any fees generated from third party web sites created by PURCHASER if those third party web sites are owned by persons or entities that are not PURCHASER, Affiliates of PURCHASER, or their respective Affiliates, including without limitation, (a) web sites that are owned by third party clients (that are not Affiliates of PURCHASER or PURCHASER'S Affiliates) which are operated on an outsource or vanity label basis by PURCHASER, (b) any back office outsourcing contracts, such as for Quickenmortgage lenders for whom PURCHASER is the outsource provider and where the site is owned by the third party client (that is not an Affiliate of PURCHASER or PURCHASER'S Affiliates) and operated in the name of the third party client, and (c) PURCHASER'S web site www.onlinecap.com (so long as this PURCHASER broker referral service is a lead generation service that requires face to face loan officer assistance) and any third party business acquired in the future by PURCHASER that does not have representation on or links from mortgage.com.

     3.i PURCHASER covenants and agrees that during the term of this Agreement PURCHASER shall cause the re-registration of the Domain Name with
          InterNic: (or any successor organization) for the mutual benefit of the parties hereto and the PURCHASER shall file all necessary renewals for the Domain Name. If PURCHASER fails to file any required application, registration, renewal or amendment necessary to preserve the registration of the Domain Name with InterNic (or any successor organization), or if at anytime PURCHASER shall fail to perform its obligations set forth in the immediately preceding sentence then PURCHASER shall promptly pay within three (3) business days of such breach to SELLER the Default Amount as defined below in immediately available funds. For purposes of this Agreement, the term "Default Amount" means the dollar amount equal to the difference between (x) one million eight hundred thousand dollars ($1,800,000) and (y) the aggregate amount of payments made to SELLER pursuant to Paragraphs 4c and 4d above plus the Present Value of the Receivables converted under
          Section 4.e.



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


4. Purchase Price.

PURCHASER agrees to pay SELLER as follows:

     4.a At Closing, PURCHASER shall issue Twenty Thousand (20,000) shares (collectively, the "Shares") of its Common Stock, $0.01 par value per share (the "Common Stock"), to SELLER, representing approximately 0.28% of the issued and outstanding capital stock of PURCHASER as consideration hereunder. Subject to the rights of first refusal granted to signatories of the Series B Preferred Stock Purchase Agreement dated March 29, 1996, as amended, among PURCHASER and such signatories, SELLER shall have preemptive rights (as governed by the principles set forth in Section 607.0630(2). Florida Statutes) prior to an initial public offering.


          In connection with the issuance of the Shares of Common Stock, SELLER represents, and warrants that (i) it is an "accredited investor" (within the meaning of Regulation D of the Securities Act of 1933, as amended (the "Act"); (ii) it is aware that such Common Stock will be "restricted securities" subject to transfer restriction, and will not be registered under the Securities Act of 1933, as amended; (iii) such Common Stock is being acquired solely for SELLER'S own account for investment and is not being purchased for resale, fractionalization or distribution; and (iv) it has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge such Common Stock, or any part thereof and it has no present plan to enter into any such contract, undertaking, agreement or arrangement. SELLER agrees not to dispose of the Shares of Common Stock or any interest therein, unless and until such Common Stock has been validly registered under the Act and all applicable state securities laws or transfers are permitted under Rule 144 of the Securities Act of 1933, as amended, or PURCHASER has been furnished an opinion of counsel reasonably safisfactory to PURCHASER that the intended disposition does not violate the Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor any applicable state securities laws. PURCHASER shall provide SELLER with registration rights to the extent set forth in the Registraton Rights Agreement attached hereto as Exhibit A.

     4.b At Closing, Two Hundred Thousand Dollars ($200,000.00) via wire transfer in immediately available funds to an account designated by SELLER.

     4.c Commencing on the Closing Date, PURCHASER shall pay SELLER Fifty Dollars ($50.00) per loan funded through www.mortgage.com, or any other PURCHASER owned, operated or branded consumer direct web sites originating residential mortgage loans of any kind (excluding web sites excluded from this Agreement), and excluding any loans pursuant to which the SELLER is entitled to receive a fee pursuant to paragraph 5 below, up to a cap of Three Hundred Thousand Dollars ($300,000.00) (the "Funded Cap"). Payment under this Paragraph 4c shall be paid to SELLER on a monthly basis in arrears and are due on the fifteenth
          (15th) day of each calendar month.

     4.d Once the Funded Cap has been reached, PURCHASER shall pay SELLER Fifty-Dollars ($50.00) per each loan funded through the www.mortgage.com web site or any other PURCHASER owned, operated or branded consumer direct web sites dealing with residential mortgage loans of any kind (excluding web sites excluded from this Agreement) in excess of six thousand (6,000) loans per year (or prorata portion thereof) and excluding any loans pursuant to which the SELLER is entitled to receive a fee pursuant to paragraph 5 below, up to a cumulative cap of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Additional Cap"). Payment under this Paragraph 4d shall be paid to SELLER on a monthly basis in arrears and are due on the fifteenth (15th) day of each calendar month after the 6,000 loan level is reached as set forth above.

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     4.e  Upon the first fully underwritten, firm commitment public offering pursuant to an effective registration statement (other than any registration statement on any form not permitting registration of securities offered by selling security holders) under the Act, covering the offer and sale by PURCHASER of Common Stock (an "IPO"), SELLER shall have the right to convert receivables that may be earned pursuant to Paragraphs 4c and 4d (the "Receivables"), into Common Stock of PURCHASER. The Receivables shall be appraised by an independent appraiser (the "Independent Appraiser") who assesses the present value or the stream of Receivables expected to be received by SELLER under the terms of this Agreement after the conversion, taking into account such factors as the Independent Appraiser deems necessary (the "Present Value of the Receivables"). SELLER shall have the right to convert any percentage of the Present Value of the receivables from zero to one hundred percent (0% to 100%), at SELLER'S option.

          PURCHASER shall give SELLER notice of the IPO by registered mail, mailed not less than 60 days prior to the date the registration statement is expected to be filed with the Securities and Exchange Commission, at the address set forth in Section 13g. In order to convert the Receivables into Common Stock, SELLER shall provide to the Company written notice that SELLER elects to convert that percentage of the Receivables as is identified in such notice. Such notice will also state the name(s) and address(es) in which SELLER wishes the certificate(s) of Common Stock issuable upon conversion and will designate an Independent Appraiser to perform the appraisal contemplated in this Section 4.e. The Independent Appraiser selected by SELLER shall be instructed to complete the required appraisal of the receivables within thirty (30) days of his appointment. PURCHASER and SELLER shall, promptly and without delay, supply all information necessary to allow the Independent Appraiser to perform the appraisal. The Present Value of the receivables, as determined by the Independent Appraiser, shall be final and binding upon PURCHASER and SELLER, absent manifest error.

          Conversion will be deemed to have been effected as of the opening of business on the day on which the closing with respect to the IPO is held, and such date is referred to herein as the "IPO Conversion Date." On the IPO Conversion Date, SELLER shall be entitled to receive that number of shares of Common Stock as is equal to (a) the Present Value of the Receivables multiplied by the percentage of the Receivables being converted, divided by (b) the price per share at which the Common Stock is being offered to the public in the IPO. PURCHASER shall issue and deliver to SELLER a certificate or certificates for the number of full shares of Common Stock to which SELLER is entitled pursuant to this subsection. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of the Common Stock on the IPO Conversion Date. No fractional shares shall be issued upon conversion of the receivables into Common Stock and the number of shares of Common Stock shall be rounded to the nearest whole share.

          Notwithstanding anything in this Agreement to the contrary, if SELLER converts any portion of its receivables on the IPO Conversion Date, it shall not have the right to convert any receivables at any time after the IPO Conversion Date.

          In the event, SELLER converts 100% of the Receivables into Common Stock, then the Security Interest (as defined below) granted in the Domain Name pursuant to the Security Agreement (as defined below) shall terminate.

          In the event SELLER converts less than 100% of the Receivables into Common Stock, then PURCHASER shall have a one-time option to pay to SELLER, in cash, the difference between the Present Value of the Receivables converted (i.e., the


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          Present Value of the Receivables multiplied by the percentage of
          Receivables being converted) and the Present Value of the Receivables. If the PURCHASER elects to make such a payment, then upon payment PURCHASER'S payment obligations under Paragraphs 4c and 4.d. shall be satisfied in full. In the event PURCHASER does not so elect, and if the Funded Cap has not been reached on or prior to the IPO Conversion Date, then the Present Value of the Receivables converted (i.e., the Present Value of the Receivables multiplied by the percentage of Receivables being converted) shall be applied first to reduce the Funded Cap (after reducing the Funded Cap by amounts previously paid by PURCHASER under Section 4.c. prior to the IPO Conversion Date), and then shall be applied to reduce the Additional Cap. In the event PURCHASER does not so elect and the Funded Cap has been reached on or, prior to the IPO Conversion Date, then the Present Value of the Receivables converted (i.e., the Present Value of the Receivables multiplied by the percentage of Receivables being converted), shall be applied to reduce the Additional Cap.

     4.f Any Common Stock received by the SELLER pursuant to this Agreement, whether at the Closing or subsequent to the Closing shall be included in the Registration Rights Agreement attached hereto as Exhibit A (the "Registration Rights Agreement").

     4-g PURCHASER hereby grants to SELLER a first priority, and assuming proper filing by SELLER of a UCC-1 financing statement with the Secretary of State of Florida, a fully perfected, security interest in the Domain Name to secure payment of all amounts due to the SELLER pursuant to Sections 4.a, 4.b, 4.c, 4.d and 4e above (the "Security Interest") in accordance with the Security Agreement attached hereto as Exhibit A (the "Security Agreement"). PURCHASER shall reasonably cooperate with SELLER in preparing and executing necessary documentation, including financing statements, to evidence and perfect SELLER's Security Interest On full payment of all amounts due to the SELLER pursuant to Sections 4.a, 4.b, 4.c, 4.d and 4e above under the terms of this Agreement the Security Interest shall expire and the SELLER'S Security Interest shall terminate. Following termination of the Security Interest SELLER shall have no further interest in or right to the Domain Name.

          In the event that PURCHASER breaches any of its obligations contained in this Agreement, the Registration Rights Agreement, or the Security Agreement, then SELLER shall deliver a written notice to PURCHASER setting forth in reasonable detail the nature of PURCHASER'S breach. Upon receipt of such notice, PURCHASER shall have sixty (60) days to cure its breach. If PURCHASER shall fail to cure its breach within such sixty (60) days period, then, without any further action by any party hereto PURCHASER shall return to SELLER the Domain Name (and in connecton therewith, PURCHASER shall execute and deliver to SELLER any and all documentation reasonably requested by SELLER to effectuate such return of the Domain Name to SELLER including, without limitation, a Registrant Name Change Agreement (RNCA)) free and clear of any and all security interests, liens or other encumbrances or restrictions of any nature (other than the Security Interest provided for in this Section 4.g), (collectively, an "Encumbrance,") within three (3) business days; and (ii) SELLER shall have the right, but not the obligation, to terminate the executory portions of this Agreement by delivering an additional written notice to PURCHASER at any time up until the sixtieth (60th) day after PURCHASER shall have returned the Domain Name. Notwithstanding any provision contained herein to the contrary. If PURCHASER fails to return the Domain Name free and clear of any and all Encumbrances, within the time period specified in (i) above, and SELLER has to take legal action to enforce the provisions of this Section 4.g, then PURCHASER'S payment obligations shall be satisfied hereunder by returning the Domain Name to SELLER, paying SELLER $100,000 as liquidated damages, and paying the reasonable legal fees and expenses of SELLER in connection with such legal action. If PURCHASER complies with this Section 4.g., SELLER shall have no right to claim

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          any deficiency with respect to amounts owed under this Section 4.

          Upon satisfaction of PURCHASER'S payment obligations under this
          Section 4, the Security Interest granted pursuant to the Security Agreement shall terminate.

     4.h. Any amounts required to be paid by PURCHASER to SELLER pursuant to this Agreement shall bear interest from its due date at the rate of 18% per annum for each day that such payment is not made.

5. Marketing Agreement

     The marketing, promoting and advertising of www.mortgage.com by SELLER via its Network is valued at Two Million Five Hundred Thousand Dollars ($2,500,000.00) per year. PURCHASER shall pay SELLER on a monthly basis under the fee schedule set forth below for all loans resulting from the marketing, promoting and advertising of www.mortgage.com by SELLER via its Network, or any other SELLER controlled site, to www.mortgage.com or any other PURCHASER owned site. Such fees shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) during any 12 month period commencing on the date of closing of this Agreement, and the amounts payable pursuant to this Section 5 shall expire ten years from the date hereof.

               5.a Two Hundred Seventy Five Dollars ($275.00) per funded first lien loan which does not conform to both Freddie Mac and Fannie Mae credit underwriting guidelines which includes sub prime; and,

               5.b Two Hundred Dollars ($200.00) per funded first lien loan which meets both Freddie Mac and Fannie Mae underwriting guidelines; and,

               5.c Fifty Dollars ($50.00) per funded second lien Home Equity or Line of Credit loan.

6. Accounting.

     PURCHASER shall keep reasonable, detailed and accurate records in connection with its respective performance under this Agreement (including without limitation, records in relation to submitted applications, Server Logs and revenue calculation), and shall permit SELLER and SELLER'S representatives access to such records upon reasonable notice.

     When PURCHASER shall remit its monthly payments to SELLER, pursuant to Sections 4.c, 4.d or Section 5 PURCHASER shall provide a schedule detailing the following information for the subject month;

               6.a. unique file identifier code or reference number for each application;

               6.b. the date of each application;

               6.c. the total number of submitted applications;

               6.d. the method of the application submission (i.e., online, mail fax, telephone, etc.);

               6.e. the total number of funded loans and dates of closing; and,

               6.f. each loan will be coded only in one of two ways, either as sourced from credit.com, or Other.

     SELLER or its independent outside accountants, attorneys, or other representatives shall have the right, at its expense, upon not less than five (5) business days' written notice and during PURCHASER'S normal business hours, disrupting as little as possible PURCHASER'S business operations, to inspect and audit the books and records of PURCHASER relating to this Agreement, for the purpose of verifying any reports, information or payments due to SELLER under this Agreement. If such audit shows that any of PURCHASER'S reports understated the actual amounts due to SELLER by more than five percent (5%), then PURCHASER shall immediately pay SELLER the amount determined to be due and all



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     (iv) Security Interest - The Security Interest constitutes a first priority, and assuming proper filing by SELLER of a UCC-1 financing statement with the Secretary of State of Florida. a perfected, Security Interest in favor of SELLER as further provided in the Security Agreement.

9. Closing.

     9.a. Conditions to PURCHASER'S Obligation to Close. The PURCHASER'S obligations to consummate the transactions contemplated by this Agreement at the Closing are subject to completion of the following:

          9.a.1. Transfer of Domain Name. SELLER shall have delivered to PURCHASER all documents necessary to cause the Domain Name and the registration thereof, together with the goodwill of the business connected with and symbolized by such Domain Name, including the trademark and the service mark "mortgage.com" and any intellectual property rights relating thereto (to the extent any such trademark, service mark, or intellectual property rights exist) to be transferred from SELLER to PURCHASER. Such documents shall contain no omissions and shall be fully executed by authorized officers of SELLER, such that the only remaining step to be taken by PURCHASER to accomplish the transfer of the Domain Name and the registration therefor from SELLER to PURCHASER is the PURCHASER'S filing of such documents with the appropriate third parties.

          9.a.2. Representations, Warranties and Covenants. The obligations of SELLER required to be performed by SELLER hereunder at or prior to the date of Closing shall have been performed and complied with in all material respects, and the representations and warranties of SELLER set forth in this Agreement shall be true and correct in all respects as of the date of Closing as though made on and as of the date of Closing.

          9.a.3. Consent to Registration Rights Agreement PURCHASER shall have received from existing registration rights holders all necessary consents to the Registration Rights Agreement.

     9.b Conditions to SELLER'S Obligation to Close. The SELLER'S obligations to consummate the transactions contemplated by this Agreement at the Closing are subject to completion of the following:

          9.b.1. Execution and Delivery of Security Agreement and Registration Rights Agreement PURCHASER shall have executed and delivered to SELLER the Security Agreement and the UCC-1 financing statements referenced therein and shall have granted to SELLER a first priority, and assuming proper filing by SELLER of a UCC-1 financing statements with the Secretary of State of Florida, a fully perfected, Security Interest in the Domain Name; and the SELLER shall have executed and delivered to SELLER the Registration Rights Agreement.

          9.b.2 Payment of Purchase Price and Delivery of Shares. The SELLER shall have received the two hundred thousand dollar payment from PURCHASER referenced in Section 4b and SELLER shall have received the 20,000 Shares of Common Stock of PURCHASER referenced in Section 4a.


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          9.b.3. Representations, Warranties and Covenants. The obligations of
          PURCHASER required to be performed by PURCHASER hereunder at or prior to the date of Closing shall have been performed and complied with in all material respects, and the representations and warranties of PURCHASER set forth in this Agreement shall be true and correct in all respects as of the date of Closing as though made on and as of the date of Closing.

          9.b.4. Consent to Registration Rights Agreement. PURCHASER shall have received from existing registration rights holders all necessary consents to the Registration Rights Agreement.

     9.c. Place and Date of Closing. After satisfactory completion of the enumerated conditions above, the Closing shall take place at the California offices of the SELLER no earlier than January 4, 1999 nor later than 5:00 p.m. Eastern time on January 15, 1999. In the event the Closing does not take place by 5:00 p.m. Eastern time on January 15, 1999, then this Agreement shall terminate and the rights and obligations of the parties to this Agreement shall be of no further force and effect provided that no party hereunder shall be relieved of any breach of this Agreement occurring prior to such termination date. At Closing, each party shall deliver to the other such payments, documents, certificates, consents, approvals and waivers that shall be reasonably necessary to consummate the obligations of the parties hereunder.

10. Expenses.

     Except as specified in the last paragraph of Article 6 and Section 16, each party to this Agreement shall bear all of his or its expenses incurred in the performance hereof, regardless of whether the transactions contemplated herein are consummated.

11. Cooperation.

     The parties agree that after Closing they shall provide reasonable cooperation with respect to the matters that are subject to this Agreement.

12. Confidentiality and Public Relations.

     12.a. Each party will not without the consent of the other, disclose the provisions contained herein to any third parties (other than as may be required by law, in connection with legal or administrative proceedings, or to attorneys, accountants, and consultants they may have retained to represent them in connection herewith), and this provision shall survive the Closing. There will be no public announcement of this Agreement except as provided below.

     12.b In the initial press release announcing the acquisition of the mortgage.com URL, PURCHASER shall identify the SELLER as Credit.Com, L.L.C. and the www.mortgage.com website as a Credit.Com Network affiliate site. Subsequent public relations and advertising related to mortgage.com shall be strictly under the control and approval of PURCHASER, as to timing and content, including any announcements related to this transaction, which is otherwise to be strictly confidential.

13. Miscellaneous.

     13.a Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Florida.

     13.b Venue. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the federal (if permitted by law and a


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


          party elects to file an action in federal court) courts located in the County of Broward. This choice of venue is intended by the parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this Section. Each party waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Secton.

     13.c Indemnity. Each party hereto will indemnify, defend and hold harmless the other party hereto from and against losses incurred through claims of third persons or arising from breach by any party hereto of such party's representafions, warranties or covenants, contained in this Agreement.

     13.d Agreement Drafted By All Parties. This Agreement is the result of arm's length negotiations between the parties and shall be construed to have been drafted by all parties such that any ambiguities in this Agreement shall not be construed against either party.

     13.e Section Headings. The section headings contained herein are for convenience in reference and are not intended to define or limit the scope of any provision of this Agreement.

     13.f Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties as of the execution date at such time as all the signatories hereto have signed a counterpart of this Agreement.

     13.g Notices.

          13.g.1 Any notices required or permitted to be given hereunder by either party to the other shall be given in writing: (1) by personal delivery; (2) by electronic facsimile with confirmation sent by United States first class registered or certified mail, postage prepaid return receipt requested; (3) by bonded courier or by a nationally recognized overnight delivery company; or (4) by United States first class registered or certified mail, postage prepaid, return receipt requested, in each case, addressed to the parties as follows (or to such other addresses as the parties may request in writing by notice given pursuant to this section):

               TO: PURCHASER

               Seth Werner, Chairman & CEO
               First Mortgage Network Inc.
               8751 Broward Boulevard - Fifth Floor
               Plantation, FL 33324

               And

               TO: SELLER

               Adam Levin, Chairman & CEO
               Credit.Com, L.L.C.
               87 Stillman Street
               San Francisco, CA 94107

          13.g.2 Notices shall be deemed received on the earliest of personal delivery, upon delivery by electronic facsimile with confirmation from the transmitting machine that the transmission was completed, twenty-four (24) hours following deposit with a bonded


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




          courier or overnight delivery company; or seventy-two (72) hours following deposit in the U.S. Mail as required herein.

14. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement, and it supersedes all other prior and contemporary agreements, understandings, and commitments between the parties with respect to the subject matter of this Agreement

15. Successors and Assigns. This Agreement is binding on and shall inure to the benefit of the respective successors and/or assigns of the parties.

16. Attorney's Fees. In the event either party files suit to enforce any of the terms hereof, the prevailing party shall be entitled to an award of all reasonable attorney's fees and court costs.

17.  Signatures.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the dates written below:



First Mortgage Network, Inc.

/s/ John J. Hogan                                           12/24/98
---------------------------------------------------         ----------
John J. Hogan, Executive Vice President                     Date


Credit.Com, L.L.C.


/s/ Todd Meagher                                            1-6-99
---------------------------------------------------         ----------
Todd Meagher, President and Chief Operating Officer         Date


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